Rule 424(b)(2)
                                                              File No. 333-32647

PRICING SUPPLEMENT No. 4 DATED June 12, 1998

(To Prospectus Dated October 7, 1997, as Supplemented May 13, 1998)

                           WILLAMETTE INDUSTRIES, INC.

                           Medium-Term Notes, Series C
                Due From 9 Months to 30 Years From Date of Issue

                                Fixed Rate Notes
                                 --------------


Original Issue Date:  June 17, 1998

                                                                   Interest Rate
         Range of Maturities                                           Per Annum
         -------------------                                           ---------

From 9 months to less than 1 year.......................................       %
From 1 year to less than 18 months......................................       %
From 18 months to less than 2 years.....................................       %
From 2 years to less than 3 years.......................................       %
From 3 years to less than 4 years.......................................       %
From 4 years to less than 5 years.......................................       %
From 5 years to less than 6 years.......................................       %
From 6 years to less than 7 years.......................................       %
From 7 years to less than 10 years......................................       %
From 10 years to less than 15 years.....................................   6.45%
From 15 years to less than 20 years.....................................       %
From 20 years to 30 years...............................................       %

Principal Amount:  $5,000,000

Agent's Commission or Discount:  $31,250

Net Proceeds to Willamette Industries, Inc.:  $4,968,750

Maturity Date:  June 17, 2009

Redemption:
    Check applicable box.
    [X]  The Notes cannot be redeemed prior to maturity.
    [ ] The Notes may be redeemed prior to maturity in whole or from time to time in part.
    [ ]  The Notes may be redeemed prior to maturity in whole only.

    Terms of Redemption:


Agent:  J. P. Morgan & Co.

Agent acting in the capacity indicated below:
    [X]      Agent                     [ ]      Principal

If as Principal:
    [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
    [ ] The Notes are being offered at a fixed initial public offering price of
           % of principal amount.
        ---
If as Agent:
    The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

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Other Provisions:





Addendum Attached [ ]




The Indenture Trustee is The Chase Manhattan Bank.



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